Exhibit 2.1

Filing for Tender Offer of Securities of Public Corporation

(Translation)

To: Securities and Futures Bureau, Financial Supervisory Commission, Executive Yuan

Copy to: Chinese Securities Association, Securities and Futures Institute, Taiwan Stock Exchange Corporation or Gre-Tai Securities Market, Taiwan Securities Central Depositary Co., Ltd.

Syllabus: InterVideo Digital Technology Corp. (“Offeror”) intends to purchase the shares of ULEAD SYSTEMS, INC. (hereafter “Ulead”) through a public tender offer and, hereby stipulate the following information, together with documents and declaration that there is no misrepresentation or omission for filing a tender offer in accordance with Paragraph 1 of Article 9 of the Regulations Governing Tender Offers for Purchase of Securities of a Public Company (the “Regulations”),.

Name of Offeror	InterVideo Digital Technology Corp.	Business Registration No.	70571397

Target Shares to be purchased	Common shares of Ulead	Number of the Target Shares to be purchased (“Intended Purchased Shares”)	An aggregate of 50,888,000 common shares representing approximately 65% of issued common shares of Ulead as of this filing date.

Purchase Price	NT$30 per share	Tender Offer Period	The Tender Offer Period commences from March 15, 2005 and ends on April 13, 2005. Tender shall be made between 8:30 am to 3:30 pm each business day during the Tender Offer Period.

Purpose of Tender Offer	Integration of business and resource	Tender Conditions	Tendering shareholders shall bear the securities transaction tax, bank wire transfer fee or postage for delivery of payment check by registered mail and other reasonable and necessary costs regarding payment of the purchase price. If there are such other costs, Offeror will make public notice and filing pursuant to the relevant laws.

Payment of the purchase price will be net of the applicable securities transaction tax, the bank wire transfer fee or postage and other relevant costs, and the Offeror will pay such applicable tax on behalf of tendering shareholders pursuant to the relevant laws.

Share tendered will not be accepted, unless and until tendering shareholders have deposited its/his/her shares to its/his/her own the book entry account of Taiwan Securities Central Depository Co., Ltd. (“TSCD”).

Please refer to this Filing Form and Tender Offer Circular for more details.

Tender Agent	MasterLink Securities Corp.(“MasterLink”)	Date of Filing	March 14, 2005

The number or percentage of Target Shares that Offeror will purchase through this Tender Offer even if the Intended Purchased Shares is not met; or other material terms and conditions for this Tender Offer

1.       In case the number of total shares tendered is less than the Intended Purchased Shares (50,888,000 shares) but is equal to or greater than 23,566,000 shares representing approximately 30.1% of issued common shares of Ulead, Offeror will purchase all the shares tendered.

2.       In case the number of total shares tendered is less than 23,566,000 shares representing approximately 30.1% of issued common shares of Ulead, the Offeror will not purchase all the shares so tendered.

Arrangement in case where the number of the tendered shares is less than the Intended Purchased Shares or exceeds the Intended Purchased Shares.

1.       In case the number of total shares tendered is less than the Intended Purchased Shares (50,888,000 shares) but is equal to or greater than 23,566,000 shares representing approximately 30.1% of issued common shares of Ulead, the Offeror will purchase all the shares tendered.

2.       In case the number of total shares tendered is less than 23,566,000 shares representing approximately 30.1% of issued common shares of Ulead, the Offeror will not purchase all the shares so tendered.

3.       If the number of shares tendered exceeds the Intended Purchased Shares (50,888,000 shares), the Offeror will purchase from all tendering shareholders on pro rata

3.      Other material terms and conditions are as follows:

1)      When shareholders made the tender, they are deemed to have consented to the provision by TSCD of their name, address, ID number (or uniform code), etc to MasterLink for the purpose of giving notification or other tender related matters.

2)      Tendering shareholders shall have clean ownership and title to the tendered shares, free of all liens or encumbrances.

3)      If there occurs any material change in financial or business conditions of Ulead (including material untrue disclosure or omission in its financial statements or other public filings), the Offeror may terminate this Tender Offer upon receiving the approval from the securities authority

4)      Tendering shareholders shall understand that the

basis (the total tendered shares divided by the Intended Purchased Shares) up to the whole unit of 1,000 shares. For the fractional shares, the Offeror will purchase on random selection.

If there are remaining shares after the above-mentioned selection, Masterlink will, within five (5) business days (inclusive), return the unpurchased shares from the special TSCD account, Account No. 59200342584) to the TSCD account of the relevant tendered shareholders.

successful completion of this Tender Offer will depend on fulfillment of the conditions precedents and various factors, including but not limited to whether the number of the tendered shares meet the minimum threshold, whether the securities authority order the Offeror to re-file and occurrence of other events that are not caused by the Offeror. If completion of this Tender Offer requires prior approval from, or filing with, other government agency pursuant to the applicable laws, the completion hereunder shall be conditional upon the receipt of such approval or filing and there exist no prohibition or injunction from other government agency. If the completion does not take place due to non-fulfillment of such conditions precedents or events, the tendered shareholders shall, unless otherwise provided under the laws, bear the risk of the non-completion and market price volatility.

5)      Tendering shareholders shall bear the securities transaction tax, bank wire transfer fee or postage for delivery of payment check by registered mail and other reasonable and necessary costs regarding payment of the purchase price. If there are such other costs, Offeror will post public notice and filing according to the applicable laws and also post the notice on Masterlink’s website (www.masterlink.com.tw)

6)      If all the conditions are fulfilled, Masterlink will pay the purchase price by way of wire transfer within 5 business days (including 5th business day) and the amount to be wired will the purchase price, net of the applicable securities transaction tax, bank wire transfer fee and other relevant costs. Masterlink will pay such applicable tax on behalf of tendering shareholders pursuant to the relevant laws. If there is an error in account information of the tendering shareholder or any other circumstance which results in incomplete wire transfer, Masterlink will pay the purchase price in form of check (with recipient being specified and endorsement for transfer being prohibited) by registered mail and the amount stated in the check will the purchase price, net of the applicable securities transaction tax, postage, and other relevant costs. Masterlink will pay such applicable tax on behalf of tendering shareholders pursuant to the relevant laws.

7)      Share tendered will not be accepted, unless and until tendering shareholders have deposited its/his/her shares to its/his/her own the TSCD account.

8)      Please refer to this Filing Form and Tender Offer Circular for more details.

Matters Involving Other Competent Authorities	■ Yes ☐ None (Skip the following questions in this section)	☐ Yes ■ None (Skip the following questions in this section)

Authorities	Applicable for purchase by overseas Chinese and foreigners of securities of a public company. ☐ This Case has been approved. ■ Application/Report in this Case has been submitted, pending for approval.	Applicable for business combination. ☐ This Case has been cleared by Fair Trade Commission. Report in this Case has been submitted, pending for approval.

■ The filing documents shall be reviewed by an attorney, and a lawfully prepared attorney’s opinion shall be furnished; the report shall also specify Offeror’s liability for compensation to the Tendering shareholder in case any other competent authority disapproves this Tender Offer, suspends its effectiveness or voids the approval.

Attachments

I.        Tender Offer Circular.

II.      Contract between Offeror and tender agent per Article 15 of the Regulations.

III.     Power-of-Attorney to a designated representative if Offeror does not maintain any domicile or business place in R.O.C. (not applicable in this Case).

IV.    The CPA certified financial report for the most recent two years if the Offeror is a juristic person; or for all the operative years if duration of operation is less than two years.

V.      If this Tender Offer requires approval by or effective registration with any other competent authority, the filing documents shall be reviewed by an attorney, and a lawfully prepared attorney’s opinion shall be furnished; the report shall also specify the Offeror’s liability for compensation to the Tendering shareholders in case any other competent authority disapproves the Case, suspends its effectiveness or voids the approval.

VI.    If the Offeror is a juristic person, the explanation of the impact to that juristic person’s financial and business status within three years after acquiring the securities.

VII.   If the consideration for this Tender Offer is cash, an explanation of the source of funds and supporting documents; if the funds are acquired through financing, an explanation of the financing, supporting documents and the repayment plan shall be provided. If the consideration for this Tender Offer is securities in accordance with the provisions of these Regulations, the name, class, and average price over the most recent three months, of the securities shall be specified, as well as the closing price on the date prior to filing of the report, the time of acquisition, acquisition price, the price used in calculating the consideration, and the factors that determined the consideration price (copy of attachments hereunder are not required to be delivered to related securities bodies).

VIII. Evidencing documents regarding public announcement made per Article 26 of the Regulations published in a newspaper or posted on the Market Observation Post system.

IX.    Other documents required by the SFB (none).

Offeror: InterVideo Digital Technology Corp.

Responsible Person: Steve Ro

Address: 6F., 3-2 Yuan Chun Road, NanKong District, Taipei

Tel No. 02-2655-7066

Contact Person: Eugenia Chuang / Jackie Lin, Attorney-at-law, Tsar & Tsai Law Firm

Address: 8F, 245, Hun Hwa S. Road, Section 1, Taipei

Tel No. 02-2781-4111

Tender Offer Circular

Offeror: InterVideo Digital Technology Corp. (“Offeror”)

Target Company: ULEAD SYSTEMS, INC. (hereafter “Ulead”)

Target Securities: Common shares of Ulead

Number	of Target Shares to be Purchased:

An aggregate of 50,888,000 shares representing approximately 65% of issued common shares of Ulead as of this filing date.

Purchase Price: NT$30 per share.

Tender	Offer Period:

The tender offer period commences from March 15, 2005 and end on April 13, 2005. Tender shall be made between 8:30 am to 3:30 pm each business day during the Tender Offer Period.

Date: March 14, 2005

Declaration

The Undersigned hereby declares that this Tender Offer Circular has been prepared in accordance with the “Rules Governing the Required Information in Tender Offer Circular” and the contents contained herein are true and accurate, and there is no false information or omission herein. The information stated in this Tender Offer Circular is updated and the information that may likely to affect the judgment of the interested persons or other relevant matters occur before printing of this Tender Offer Circular has all been disclosed herein.

By: InterVideo Digital Technology Corp.
Responsible Person: Steve Ro

Date: March 14, 2005

I.	Content of Tender Offer

Conditions	Tender Offer Period	The Tender Offer Period commences from March 15, 2005 and ends on April 13, 2005. Tender shall be made between 8:30 am to 3:30 pm each business day during the Tender Offer Period.

Purchase Price

NT$30 per share.

Tendering shareholders shall bear the securities transaction tax, bank wire transfer fee or postage for delivery of payment check by registered mail and other reasonable and necessary costs regarding payment of the purchase price.

	Number of the Target Shares to be purchased (“Intended Purchased Shares”)	An aggregate of 50,888,000 common shares representing approximately 65% of issued common shares of Ulead as of this filing date.

Other Terms and Conditions	1. The minimum number or percentage of Target Shares that Offeror will purchase through the tender offer even if the Intended Purchase Shares is not met

1.       In case the number of total shares tendered is less than the Intended Purchased Shares (50,888,000 shares) but is equal to or greater than 23,566,000 shares representing approximately 30.1% of issued common shares of Ulead, Offeror will purchase all the shares tendered.

2.       In case the number of total shares tendered is less than 23,566,000 shares representing approximately 30.1% of issued common shares of Ulead, Offeror will not purchase all the shares so tendered.

2. Arrangement in case where the number of the tendered shares exceeds the Intended Purchased Shares.

If the number of shares tendered exceeds the Intended Purchased Shares (50,888,000 shares), the Offeror will purchase from all tendering shareholders on pro rata basis (the total tendered shares divided by the Intended Purchased Shares) up to the whole unit of 1,000 shares. For the fractional shares, the Offeror will purchase on random selection.

If there are remaining shares after the above-mentioned selection, Masterlink will, within five (5) business days (inclusive), return the unpurchased shares from the special TSCD account for this Tender Offer, Account No. 59200342584) to the TSCD account of the relevant tendered shareholders.

3. Other material terms and conditions

Other material terms and conditions are as follows:

1)       When shareholders made the tender, they are deemed to have consented to the provision by TSCD of their name, address, ID number (or uniform code), etc. to MasterLink for the purpose of giving notification or other tender related matters.

2)       Tendering shareholders shall have clean ownership and title to the tendered shares, free of all liens or encumbrances.

3)       If there occurs any material change in financial or business conditions of Ulead (including material untrue disclosure or omission in its financial statements or other public filings), the Offeror may terminate this Tender Offer upon receiving the approval from the securities authority.

4)       Tendering shareholders shall understand that the successful completion of this Tender Offer will depend on fulfillment of the conditions precedents and various factors, including but not limited to whether the number of the tendered shares meet the minimum threshold, whether the securities authority order the Offeror to re-file and occurrence of other events that are not caused by the Offeror. If completion of this Tender Offer requires prior approval from, or filing with, other government agency pursuant to the applicable laws, the completion hereunder shall be conditional upon the receipt of such approval or filing and there exists no prohibition or injunction from other government agency. If the completion does not take place due to non-fulfillment of such conditions precedents or events, the tendered shareholders shall, unless otherwise provided under the laws, bear the risk of the non-completion and market price volatility.

5)       Tendering shareholders shall bear the securities transaction tax, bank wire transfer fee or postage for delivery of payment check by registered mail and other reasonable and necessary costs regarding payment of the purchase price. If there are such other costs, Offeror will post public notice and filing according to the applicable laws and also post the notice on Masterlink’s website (www.masterlink.com.tw)

6)       If all the conditions are fulfilled, Masterlink will pay the purchase price by way of wire transfer within 5 business days (including 5th business day) and the amount to be wired will the purchase price, net of the applicable securities transaction tax, bank wire transfer fee and other relevant costs. Masterlink will pay such applicable tax on behalf of tendering shareholders pursuant to the relevant laws. If there is an error in account information of the tendering shareholder or any other circumstance which results in incomplete wire transfer, Masterlink will pay the purchase price in form of check (with recipient being specified and endorsement for transfer being prohibited) by registered mail and the amount stated in the check will the purchase price, net of the applicable securities transaction tax, postage, and other relevant costs. Masterlink will pay such applicable tax on behalf of tendering shareholders pursuant to the relevant laws.

7)       Share tendered will not be accepted, unless and until tendering shareholders have deposited its/his/her shares to its/his/her own the book-entry account of Taiwan Securities Depository Co., Ltd. (“TSCD”).

8) Please refer to this Filing Form and Tender Offer Circular for more details.

II.	Payment of Tender Offer Consideration

Payment of Purchase Price	Time	Within 5 business days (including 5th business day) after the end of Tender Offer Period.

	Method	If all the conditions are fulfilled, Masterlink will pay the purchase price by way of wire transfer within 5 business days (including 5th business day) and the amount to be wired will the purchase price, net of the applicable securities transaction tax, bank wire transfer fee and other relevant costs. Masterlink will pay such applicable tax on behalf of tendering shareholders pursuant to the relevant laws.

If there is an error in account information of the tendering shareholder or any other circumstance which results in incomplete wire transfer, Masterlink will pay the purchase price in form of check (with recipient being specified and endorsement for transfer being prohibited) by registered mail and the amount stated in the check will the purchase price, net of the applicable securities transaction tax, postage, and other relevant costs. Masterlink will pay such applicable tax on behalf of tendering shareholders pursuant to the relevant laws. The amount stated in the check shall be (the number of purchased shares × purchase price) minus securities transaction tax and postage for registered mail and other reasonable and necessary costs associated with such payment. Masterlink will pay such applicable tax on behalf of tendering shareholders pursuant to the relevant laws.

Please also refer to Other Conditions (III) hereafter.

Place	Masterlink will make the wire transfer of the funds to the tendering shareholders in the bank account registered with the TSCD.

If there is an error in account information of the tendering shareholder or any other circumstance which results in incomplete wire transfer, Masterlink will mail the checks to the address which tendering shareholders registered with their TSCD accounts.

III.	Closing of the Share Purchase under this Tender Offer

Delivery of Shares	Time	Within 5 business days (including 5th business day) after the end of Tender Offer Period.

	Method	Through TSCD book entry system by transfer from MasterLink’s special TSCD account for this Tender Offer (Account No. 59200342584) to the TSCD account of the Offeror.

	Place	MasterLink office: 1-3 F, No. 209, Section 1st Fu-Huin Road, Taipei

IV.	Arrangement in case where the number of the tendered shares is less than the Intended Purchased Shares or exceeds the Intended Purchased Shares

In the case that the number of the tendered shares is less than the Intended Purchased Shares or exceeds the Intended Purchased Shares	Arrangement

If the Offeror has set a lower threshold to purchase a certain number or percentage of the Target Shares even though the Intended Purchased Shares is not met, and that lower threshold is still not reached

1.       In case the number of total shares tendered is less than the Intended Purchased Shares (50,888,000 shares) but is equal to or greater than 23,566,000 shares representing approximately 30.1% of issued common shares of Ulead, the Offeror will purchase all the shares tendered.

2. In case the number of total shares tendered is less than 23,566,000 shares representing approximately 30.1% of issued common shares of Ulead, Offeror will not purchase all the shares so tendered.

	Return the unpurchased shares to the tendering shareholders	Time	Within 5 business days (including 5th business day) after the end of Tender Offer Period.

		Place	MasterLink’s special TSCD account for this Tender Offer (Account No. 59200342584)

	Method	Through TSCD book entry system by transfer from MasterLink’s special TSCD account for this Tender Offer (Account No. 59200342584) to the TSCD account of the relevant tendered shareholders.

Arrangement in the case where the number of the tendered shares exceeds the Intended Purchased Shares.	If the number of shares tendered exceeds the Intended Purchased Shares (50,888,000 shares), the Offeror will purchase from all tendering shareholders on pro rata basis (the total tendered shares divided by the Intended Purchased Shares) up to the whole unit of 1,000 shares. For the fractional shares, the Offeror will purchase on random selection.

If there are remaining shares after the above-mentioned selection, Masterlink will, within five (5) business days (inclusive), return the unpurchased shares from the special TSCD account for this Tender Offer, Account No. 59200342584) to the TSCD account of the relevant tendered shareholders.

V.	Tender Agent

Name of Tender Agent	Masterlink Securities Corp.

Address	MasterLink office: 1-3 F, No. 209, Section 1st Fu-Huin Road, Taipei

Tel No.	02-2325-5818

Agency Matters

Assisting the Offeror in posting public notice on Masterlink’s designated web site;

accepting the tender of the Target Shares and deliver Tender Offer Circular (including amendments and supplements);

Assisting the payment of the purchase price, transfer or return of the purchased shares and delivery of any notice;

Responding to queries in respect of closing procedure.

For any other queries raised by the shareholders of the Target Company and any other third parties, the Agent’s responsibility is limited to providing contact details of the Offeror.

VI.	Consideration of the Purchase Price: Cash

The total Purchase Price would be up to NTD 1,526,640,000, all of which is provided by InterVideo, Inc., the parent company of the Offeror through a shareholder’s loan. As of February 28, 2005, InterVideo, Inc. has about USD53,000,000 in its bank accounts and this amount shall be sufficient for funding the Purchase Price for this Tender Offer.

VII.	Offeror’s Business Scope and Affiliates

Business Items	Affiliates

Offeror’s business scope:

F118010 whole sale of information software

F218010 retail sale of information software

F113050 whole sale of office appliance equipments

F213030 retail sale of office appliance equipments

F113070 whole sale of telecom equipments

F213060 retail sale of telecom equipments

F119010 whole sale of electronic equipments

F219010 retail sale of electronic equipments

I301010 information software service

F401010 international trade

I301020 data processing service

I301030 electronic data supply service

Affiliates that meet the definitions under Chapter 6-1 of the Company Law

1.      InterVideo, Inc.[1]

2.      Win Sky Holdings Limited[2]

3.      InterVideo Japan Inc.[3]

4.      InterVideo BVI Holdings Ltd.[4]

5.      Talent Ease Investment Limited[5]

6.      InterVideo Digital Technology Corp.[6]

[1]	InterVideo owns 99.9% of the Offeror and is a leading company in the DVD software market. The company provides digital video and audio software that enables users to record, create, edit, and distribute multimedia content on PCs and consumer electronics devices.

[2]	Wholly owned subsidiary of InterVideo, Inc.

[3]	99% owned subsidiary of InterVideo, Inc.

[4]	Wholly owned subsidiary of InterVideo, Inc.

[5]	Wholly owned subsidiary of InterVideo BVI Holdings Ltd

[6]	Wholly owned subsidiary of InterVideo BVI Holdings Ltd

VIII.	Shareholding of Directors, Supervisors, and Major Shareholders of Offeror

	Name	Number of Shares Held	Percentage
Chairman	InterVideo, Inc. Representative: Steve Ro	6,194,000	99.9%
Director	Lee, Fu-Chong	1,000	0.015%
Director	Lee, Ming	1,000	0.015%
Supervisor	Lo, Hai-Jou	1,000	0.015%
Major Shareholder	InterVideo, Inc.	6,194,000	99.90%

IX.	Shareholding in Ulead by Offeror, its Affiliates, Directors or Supervisors at the time of Filing the Tender Offer

1.	Offeror and Affiliates

Class of Securities	Affiliates	Number of Shares	Cost (NTD)
Common Shares of Ulead	Win Sky Holdings Limited	6,933,000	122,207,600
	Talent Ease Investment Limited	7,600,000	168,124,608

Trading Record for the Past Six Months Prior to the Filing for Tender Offer

Trading Date	Number of Shares	Cost (NTD)	Method
Win Sky Holdings Limited
2004.11.2 2004.11.3 2004.11.4 2004.11.5 2004.11.8 2004.11.9 2004.11.10 2004.11.11 2004.11.12 2004.11.15 2004.11.16 2004.11.17 2004.11.18 2004.11.19 2004.11.22	245,000 460,000 417,000 155,000 203,000 207,000 167,000 324,000 233.000 267,000 249,000 823,000 243.000 181,000 125,000	3,569,145 6,934,181 6,529,588 2,438,386 3,236,605 3,310,186 2,664,426 5,147,962 3,736,522 4,336,036 4,124,318 14,395,236 4,301,694 3,260,030 2,218,767

purchase on open market

purchase on open market

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purchase on open market

purchase on open market

purchase on open market

purchase on open market

purchase on open market

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purchase on open market

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purchase on open market

purchase on open market

2004.11.23 2004.11.24 2004.11.25 2004.11.26 2004.11.29 2004.11.30 2004.12.7 2004,12.8 2004.12.9 2004.12.10 2004.12.13 2004.12.14 2004.12.15 2004.12.16 2004.12.17	23,000 100,000 55,000 32,000 170,000 96,000 65,000 159,000 272,000 310,000 233,000 218,000 690,000 148,000 63,000	408,016 1,778,816 987,009 582,895 3,043,608 1,688,524 1,212,755 2,899,405 5,120,590 5,981,232 4,527,532 4,337,211 14,806,640 3,241,019 1,389,266

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purchase on open market

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purchase on open market

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Total	6,933,000	122,207,600

Trading Date	Number of Shares	Cost (NTD)	Method
Talent Ease Investment Limited

2004.12.17 2004.12.20 2004.12.21 2004.12.22 2004.12.23 2004.12.24 2004.12.27 2004.12.28 2004.12.29 2004.12.30 2004.12.31 2005.1.3 2005.1.5 2005.1.6 2005.1.7 2005.1.10 2005.1.11 2005.1.12 2005.1.13 2005.1.17 2005.1.18 2005.1.27 2005.2.15 2005.2.16 2005.2.17 2005.2.18 2005.2.21	100,000 220,000 418,000 79,000 345,000 120,000 208,000 348,000 493,000 165,000 180,000 80,000 173,000 568,000 608,000 272,000 451,000 235,000 368,000 10,000 100,000 72,000 45,000 237,000 339,000 53,000 165,000	2,206,377
4,890,349
9,332,021
1,777,007
7,675,579
2,664,661
4,683,527
7,981,378
11,425,035
3,866,711
4,253,561
1,838,143
3,881,021
12,902,549
13,936,492
6,277,416
10,713,000
5,627,008
8,676,871
225,900
2,249,400
1,554,470
996,122
5,497,724
8,255,846
1,287,803
		4,027,911

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Purchase on open market

Purchase on open market

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Purchase on open market

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Purchase on open market

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Purchase on open market

2005.2.22 2005.2.23 2005.2.24 2005.3.1 2005.3.3 2005.3.4 2005.3.10	188,000 290,000 1,000 93,000 400,000 193,000 (17,000)	4,597,470 7,283,535 25,520 2,550,693 11,420,730 5,509,941 (465,806)	Purchase on open market Purchase on open market Purchase on open market Purchase on open market Purchase on open market Purchase on open market Sale on open market

total	7,600,000	168,124,608

2.	Offeror’ Directors and Supervisors: None

X.	Names and Shareholding of Offeror’ shareholders Currently Serving as Directors or Supervisors of Ulead or Holding 10% or more of Ulead Shares

None

XI.	The following information shall be prepared if the Offeror is a company:

1.	Financial statements of the most recent two years of the Offeror: (see page 23 hereof)

2.	Most recent CPA-audited/reviewed financial statements of the Offeror

3.	Declaration issued by Offeror that there is no significant change in the financial or business status at the date the tender offer filing (see page 16 hereof).

Declaration

During the period between the date of the most recent balance sheet and the financial statements of the Offeror as attached hereto and the filing date of this Tender Offer:

☑	the Undersigned declare that the Offeror does not have any material change in financial or business.

☐	The Offeror had the following material change in financial and/or business:

By:	InterVideo Digital Technology Corp. ResponsiblePerson: Steve Ro

Date: March 14, 2005

XII.	Other Purchase Plan and the Terms Thereof

Additional Purchase Plan and Relevant Terms	Proposed Filing Date	After the completion of the tender offer, the Offer intends to purchase all of the shares in Strong Ace Limited, a corporate shareholder of Ulead and if such transaction is completed, the Offeror would indirectly own another 1,000,000 shares of Ulead.

After the completion of the tender offer, Offeror, with a view for efficient integration of shareholding, operation, business, financial, organization and human resources, would evaluate the result of this tender offer and such integration to decide whether to further purchase Ulead’s common shares and if so, the timing for such future purchase. The future purchase plan may include but not limited to tender offer and/or any other appropriate manner as permitted under the applicable law.

	Proposed Purchase Share Volume	Depend on the result of this Tender Offer

	Proposed Purchase Price	May be higher or lower than, or equal to the purchase price of this Tender Offer and would depend on the then market conditions.

Minimum Purchase Shares or Percentage

The future purchase plan may include but not limited to tender offer and/or any other appropriate manner as permitted under the applicable law.

If a tender offer arrangement is used, the Offeror may consider purchase the shares tendered even if the shares tendered reach certain threshold.

	Other Purchase Terms	The purchase price and other terms and conditions in any future purchase price (if any) may be better or worse than or equal to those set out in this Tender Offer and would depend on the market conditions.

XIII.	Any Other Plan That May Trigger Any of the Following Situation

Dissolution

☑ No

☐ Yes; Terms of the Plan:

The Offeror currently has no plan to dissolve Ulead through this Tender Offer or has any plan which may result in Ulead’s liquidation immediately after the completion of the Tender Offer. Upon completion of this Tender Offer, the Offeror and its affiliates will directly and indirectly own between 50.1% and 85% of the issued shares of Ulead, and the Offeror intends to maintain Ulead as a subsidiary and listed in Taiwan Stock Exchange. In the future, the Offeror may evaluate the result of business and resource integration between the two companies and other factors such as operations, financial or personnel etc. to consider the necessity to engage in further integration. If further integration is contemplated which may result in Ulead’s liquidation or delisting, the Offeror would cause Ulead to comply with the then laws and regulations in handling relevant actions.

Change of Organization

☑ No

☐ Yes; Terms of the Plan:

The Offeror currently has no plan to change Ulead’s organization through this Tender Offer or has any plan which may result in change of Ulead’s organization immediately after the completion of the Tender Offer. Upon completion of this Tender Offer, the Offeror and affiliates will directly and indirectly own between 50.1% and 85% of the issued shares of Ulead, and the Offeror intends to maintain Ulead as a subsidiary and listed in Taiwan Stock Exchange. In the future, the Offeror may evaluate the result of business and resource integration between the two companies and other factors such as operations, financial or personnel etc. to consider the necessity to engage in further integration. If further integration is contemplated which may result in change of Ulead’s organization, the Offeror would cause Ulead to comply with the then laws and regulations in handling relevant actions.

Change of Capital

☑No

☐ Yes; Terms of the Plan:

The Offeror currently has no plan to change Ulead’s capital through this Tender Offer or has any plan which may result in change of Ulead’s capital immediately after the completion of the Tender Offer. Upon completion of this Tender Offer, the Offeror and affiliates will directly and indirectly own between 50.1% and 85% of the issued shares of Ulead, and the Offeror intends to maintain Ulead as a subsidiary and listed in Taiwan Stock Exchange. In the future, the Offeror may evaluate the result of business and resource integration between the two companies, Ulead’s operational and financial needs and cost of fund raising etc. to determine whether any capital increase or decrease or other fund raising activity is needed. If the change of Ulead’s capital is contemplated, the Offeror would cause Ulead to comply with the then laws and regulations in handling relevant actions.

Change of Business Plan

☐

☑ Yes; Terms of the Plan:

The Offeror’s parent company, InterVideo Inc., is a leading provider of video and audio multimedia software and has intensive business relationships with domestic and offshore major OEM customers. Ulead’s business focuses on retail channel sale of video and audio multimedia software in Europe, US, and Japan market. The two companies are complementary in terms of the principal business focus, product offerings and customer line-ups. After the completion of the Tender Offer, the Offeror, with a view for efficient integration of products and resources, would interview Ulead’s management, employees and customers to overall re-evaluate Ulead’s financial conditions, sales and marketing strategy, promotional plan, research and development strategy, and profitability. If necessary, the Offeror may consider causing Ulead to cease duplicated products or unprofitable business. Furthermore, the Offeror intends to, to the extent permitted under the applicable law, exchange technologies, share intellectual properties and conduct patent cross licensing with Ulead on a reciprocal basis to achieve economic benefits. However, whether there would be any change in Ulead’s business plan and if there is such change, the magnitude of the change would depend on various factors, including the then industry development, customers acceptance, operations, financial conditions, personnel and resource allocations, etc.

Change of Financial Conditions	☑ No ☐ Yes; Terms of the Plan:

The Offeror currently has no plan to change Ulead’s financial conditions through this Tender Offer or has any plan which may result in change of Ulead’s financial conditions immediately after the completion of the Tender Offer. Upon completion of this Tender Offer, the Offeror and affiliates will directly and indirectly own between 50.1% and 85% of the issued shares of Ulead, and the Offeror intends to maintain Ulead as a subsidiary and listed in Taiwan Stock Exchange. In the future, the Offeror may evaluate the result of business and resource integration between the two companies and Ulead’s operation and financial needs, cost of fund raising et al. to determine whether any capital increase or decrease, re-financing or other fund raising activity is needed to improve the financial condition of Ulead.

Suspension of Production

☑ No

☐ Yes; Terms of the Plan:

The Offeror’s parent company, InterVideo Inc., is a leading provider of video and audio multimedia software and has intensive business relationships with domestic and offshore major OEM customers. Ulead’s business focuses on retail channel sale of video and audio multimedia software in Europe, US, and Japan market. The two companies are complementary in terms of the principal business focus, product offerings and customer line-ups. The Offer or currently has no plan to cause Ulead to suspend production through the Tender Offer or other plan which may result in Ulead’s suspension of production immediately after the Tender Offer.

After the completion of the Tender Offer, Offeror, with a view for efficient integration of products and resources, would interview Ulead’s management, employees and customers to overall re-evaluate Ulead’s financial conditions, sales and marketing strategy, promotional conditions, research and development strategy, and profitability. If necessary, the Offeror may consider causing Ulead to cease duplicated products or unprofitable business which may result in suspension of production in certain product lines. However, any future production plan or suspension of production may be subject to changes or adjustments in line with the then industry development, customers acceptance, operations, financial conditions, personnel, and source allocations etc.

XIV.	Other Plan That May Change One-Third or More of the Directors, Supervisors and General manager of Ulead

One-third or more of directors

Change of Position:

☐ No

☑ Yes Terms of the Plan:

The Offeror understands that Ulead schedules to hold its annual shareholders meeting on March 29, 2005 for re-election of new directors and supervisors. The Offeror has entered into stock tender agreements with certain Ulead shareholders (including Microtek International Inc. and several individual shareholders), pursuant to which the parties have agreed to support that two independent directors to be elected in Ulead, one new director is nominated by the Offeror’s affiliates and two new directors are nominated by Strong Ace Ltd., an overseas corporate shareholder of Ulead. If the Offeror’s affiliates and Strong Ace Ltd. are elected as directors of Ulead and the Offeror successfully acquires all the shares in Strong Ace Limited, the Offeror and its affiliates would directly and indirectly own three board seats out of seven directors and therefore, one third (1/3) or more of Ulead’s current directors would be replaced.

In addition, as the board re-election in Ulead’s annual shareholders meeting would be convened prior to the expiry of the Tender Offer Period, the Offeror is unable to predict whether any new director elected in such meeting would tender its/his/her shares thus be discharged automatically.

One-third or more of Supervisors

Change of Position:

☐ No

☑ Yes Terms of the Plan:

The Offeror understands that Ulead schedules to hold its annual shareholders meeting on March 29, 2005 for re-election of new directors and supervisors. The Offeror has entered into stock tender agreements with certain Ulead shareholders (including Microtek International Inc. and several individual shareholders) pursuant to which the parties have agreed to support that one independent supervisor to be elected in Ulead and one new supervisor is nominated by the Offeror’s affiliates. If the Offeror’s affiliate is elected as supervisor of Ulead, the Offeror’s affiliates would own one supervisor out of three supervisors and therefore, one third (1/3) or more of Ulead’s current supervisors would be replaced.

In addition, as the supervisor re-election in Ulead’s annual shareholders meeting would be convened prior to the expiry of the Tender Offer Period, the Offeror is unable to predict whether any new supervisor elected in such meeting would tender its/his/her shares thus be discharged automatically.

General Manager

☐ Retirement, severance with pay

☑ Change of Position

☐ Others

To improve operation efficiency and achieve successful integration, the Offeror will not rule out the possibility to find an appropriate candidate to replace the current general manager upon completion of this Tender Offer; however, it would depend on the candidate’s business vision, industry experience and professional capability etc. and the then operation conditions and the progress of the integration.

XV.	Offeror Would Hold 50% or More of the Total Issued Shares in Ulead Upon Completion of this Tender Offer: Yes

Shareholding before This Tender Offer			Shares to be Purchased though this Tender Offer
Class of Shares	Number of Shares	Date of Acquisition	Class of Shares	Number of Shares
Common Shares of Ulead	14,533,000	Purchased between Nov. 2, 2004 and March 4, 2005	Common Shares of Ulead

An aggregate of 50,888,000 common shares representing approximately 65% of issued common shares of Ulead as of this filing date.

In case the number of total shares tendered is less than the Intended Purchased Shares (50,888,000 shares) but is equal to or greater than 23,566,000 shares representing approximately 30.1% of issued common shares of Ulead, Offeror will purchase all the shares tendered.

In case the number of total shares tendered is less than 23,566,000 shares representing approximately 30.1% of issued common shares of Ulead, Offeror will not purchase all the shares so tendered.

Total

Number of shares to be held upon completion of this Tender Offer: 65,421,000 (assuming purchase of all Target Purchased Shares) Shareholding percentage: approximately 83.5% of the total issued shares of Ulead as of this filing date.

In addition, the Offeror has entered into a stock purchase agreement with Strong Ace Ltd., an overseas corporate shareholder of Ulead, under which the Offeror will purchase all of the shares in Strong Ace Ltd. after the completion of the Tender Offer. Upon the completion of the stock purchase transaction, the Offeror would indirectly own another 1,000,000 shares of Ulead. Upon the successful completion of this Tender Offer and the stock purchase transaction of the shares in Strong Ace Ltd., the Offeror would directly and indirectly own between 50.1% and 85% of the issued shares of Ulead.

XVI.	Any Plan to Transfer of Ulead Shares to Others after completion of this Purchase

☐ No

☑ Yes

Terms of the Plan:

The Offeror will not rule out the possibility that it may consider consolidation of the shareholding currently held by its affiliates and the shareholding acquired by it through this Tender Offer for holding by InterVideo Inc. or other affiliates.

The Offeror currently has no plan to transfer the Ulead shares acquired through this Tender Offer to any other person; however, the Offeror will not rule out any possibility of disposal of securities in view of the future market situation.

XII.	Is Offeror Aware of Any Significant Financial and/or Business Change of Ulead after the Date of Balance Sheet of the Most Recent Financial Report:

☑ No.

☐ Yes, contents of change.

XIII	Other Significant Information

1.	The Offeror’s two affiliates own collectively 14,533,000 shares representing approximately 18.56 % of issued common shares of Ulead prior to the filing of this Tender Offer.

2.	The Offeror wishes to acquire control of at least a majority shares in Ulead to facilitate business and resource integration, hereby files this Tender Offer pursuant to Paragraph III of Article 43-1 of the Securities and Exchange Law. To ensure a successful completion of this Tender Offer, the Offeror has entered into tender agreements with certain shareholders of Ulead (including Microtek International Inc. and several individual shareholders, hereinafter collectively the “Sellers”) pursuant to which the Sellers have agreed to tender 17,715,000 shares representing approximately 22.63 % of issued common shares of Ulead within the Tender Offer Period for the Offeror to purchase all the tendered shares. The Offeror has agreed to purchase all the shares so tendered in case the number of total shares tendered is equal to or greater than approximately 30.1% of issued shares of Ulead and other conditions to this Tender Offer are fulfilled. In addition, the Offeror has entered into a stock purchase agreement with the shareholder of Strong Ace Ltd., an overseas corporate shareholder of Ulead, under which the Offeror will purchase all of the shares in Strong Ace Ltd. after the completion of the Tender Offer. Upon the completion of the stock purchase transaction, the Offeror would indirectly own another 1,000,000 shares of Ulead. Upon the successful completion of this Tender Offer and stock purchase transaction, the Offeror would directly and indirectly own between 50.1% and 85% of the issued shares of Ulead.

3.	The Offeror’s parent company, InterVideo Inc., is a Nasdaq-listed company and is a leading provider of digital video and audio multimedia software, in particular its digital play software named WinDVD has an important place in the global digital media market. The Offeror is a subsidiary set up by InterVideo Inc. in Taiwan and focuses on designing and developing of video and audio multimedia products. Offer’s major OEM customers include the leading brand name such as HP, Toshiba, IBM, NEC etc and its product lines have extended from multimedia software on PC platform to Linux platform and mobile facility. Ulead is also experienced in the development of video and audio multimedia software and has built up wide retail presence in Europe, US, and Japan market. The Offeror anticipates that the upon the completion of the Tender Offer, Ulead’s complementary product offerings and broad retail presence would help to augment Offeror’s existing retail presence and enhance its ability to deliver innovative products through the production lines and resource integration between two companies.

4.	The Offeror may consider taking the following actions during or after the completion of this Tender Offer, but such actions are not necessarily in the same order as set out below and the consummation of any such action will be subject to the market conditions, industry and other factors and thus the plans may be further changed or adjusted:

(1)

The Offeror understands that Ulead has scheduled to hold its annual shareholders meeting on March 29, 2005 for re-election of new directors and supervisors. The Offeror has entered into stock tender agreements with certain Ulead shareholders (including Microtek International Inc. and several individual shareholders), pursuant to which the parties have agreed to support that two independent directors to be elected in Ulead, one new director is to be nominated by the Offeror’s affiliates and two new directors are to be nominated by Strong Ace Ltd., an overseas corporate shareholder of Ulead. If the Offeror’s affiliates and Strong Ace Ltd. are elected as directors of Ulead during the annual shareholders meeting of Ulead and the

Offeror acquires all the shares in Strong Ace Limited, the Offeror and its affiliates would directly and indirectly own three board seats, out of seven directors. In addition, the parties have also agreed to support that one independent supervisor to be elected in Ulead and one new supervisor is to be nominated by the Offeror’s affiliates. If the Offeror’s affiliate is elected as supervisor of Ulead during the annual shareholders meeting of Ulead, the Offeror’s affiliates would own one supervisor seat out of three supervisors;

(2)	Upon the successful completion of this Tender Offer, the Offeror and affiliates would directly and indirectly own between 50.1% and 85% of the issued shares of Ulead and the Offeror intends to maintain Ulead as a subsidiary and listed in Taiwan Stock Exchange. If the result of this Tender Offer would result in Ulead’s non-compliance of ownership dispersal requirement as a TSE listing company, Offeror would use its best efforts to take necessary corrective actions within stipulated time;

(3)	After the completion of the Tender Offer, Offeror, with a view for efficient integration of products and resources, would interview Ulead’s management, employees and customers to overall re-evaluate Ulead’s financial conditions, sales and marketing strategy, promotional plan, research and development strategy, and profitability. If necessary, the Offeror may consider causing Ulead to cease duplicated product lines or unprofitable business. Furthermore, the Offeror intends, to the extent permitted under the applicable law, to exchange technologies, share intellectual properties and conduct patent cross licensing with Ulead on a reciprocal basis to achieve economic benefits. However, whether there would be any change in Ulead’s business plan and if there is such change, the magnitude of the change would depend on various factors, including the then industry development, customers acceptance, operations, financial conditions, personnel and resource allocations, etc.

(4)	The Offeror may consider internal consolidation of the shareholding of Ulead shares within its group, which would allow InterVideo Inc. or its affiliates to own Ulead shares. The Offeror may evaluate the result of business and resource integration between the two companies and other factors such as operations, financial or personnel etc. to consider the necessity to engage in further integration. If further integration is contemplated, the Offeror will not rule out the possibility that it may consider causing Ulead to convene board meetings and/or shareholders meeting to propose merger or delisting and if such proposal is made, the Offeror would cause Ulead to comply with the then laws and regulations in handling relevant actions.

5	To improve operation efficiency and achieve successful integration after the completion of this Tender Offer, the Offeror will not rule out the possibility that it may consider causing Ulead to re-evaluate the financial conditions, business plan, sales and marketing strategy, promotion plan and research and development, etc. and make adjustment and integration with the Offeror or any of its affiliates. However, in light of global political and economic environment, industry circle and various uncertain factors, the feasibility of achieving the original goal, the schedule and the outcome thereof are all subject to variation and expose to risks. When considering this Tender Offer, the Offerees shall evaluate the various possibilities referred to in this Tender Offer Circular and take the liquidity, purchase consideration and all other risks factors into consideration and make their own decision.